EXHIBIT 99.1

Contact:
Edward B. Rudner                         Alison Ziegler
Online Vacation Center Holding Corp.     Cameron Associates
954-377-6400                             212-554-5469 or alison@cameronassoc.com


      Online Vacation Center Holdings Corp. Acquires West University Travel

Plantation, FL, January 4, 2007 - Online Vacation Center Holdings Corp. (OTC BB:
ONVC), an aggregator of diversified vacation sellers, today announced that it has acquired West University Travel, a Houston, Texas based travel agency focused on providing luxury personal travel products such as cruises, European tours and all-inclusive vacations. The acquisition was effective on January 3, 2007.

Online Vacation Center Holdings purchased West University Travel for a combination of cash, to be paid in installments, as well as Online Vacation Center Holdings common stock. The acquisition is expected to be accretive to earnings in 2007.

"Part of our acquisition strategy involves consolidating regional travel agencies where it makes sense and we believe the business and customer base of West University Travel will be very complementary to Journeys Unlimited, the upscale Houston-based travel agency we acquired in September 2006," said Ed Rudner, Chief Executive Officer of Online Vacation Center Holding Corp. "The acquisition also further adds to our customer database and expertise in the upscale travel segment."

Mr. Rudner added, "We are also pleased that Ray and Cecile Schutter, owners and operators of West University Travel, will stay on at Online Vacation Center and manage our combined Houston operation. Both have significant industry experience running travel agencies. Cecile Schutter is a Certified Travel Consultant, the highest award given to an agent in the travel industry, and both she and Ray are Accredited Cruise Consultants. We are excited to welcome them and their experienced staff of travel professionals to our team."

West University Travel, founded in 1991, is a full service travel agency located in West University Place, an upper-class residential neighborhood. Its focus is providing luxury personal travel products such as cruises, European tours and all-inclusive vacations. Additional information can be found at www.westutravel.com.

About Online Vacation Center Holdings

Online Vacation Center Holdings Corp., based in Plantation, Florida, is focused on building a network of diversified vacation sellers with a range of products that can be cross-sold to an extensive customer base. Target businesses will be financially and technologically sound and provide a high degree of personalized service to help customers research, plan and purchase a

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Online Vacation Center Holdings
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vacation. The Company, today one of the country's largest cruise retailers, has been in business for over 30 years and became publicly traded in March 2006. Additional information can be found at www.onlinevacationcenter.com.

Certain statements in this press release may be "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements may include projections of matters that affect revenue, operating expenses or net earnings; projections of growth; and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information. These factors are discussed in greater detail in the company's filings with the Securities and Exchange Commission.


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